Filed pursuant to Rule 424(b)(3)
File No. 333-264475

KKR REAL ESTATE SELECT TRUST INC.
SUPPLEMENT NO. 1 DATED FEBRUARY 23, 2023
TO THE PROSPECTUS DATED APRIL 25, 2022

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of KKR Real Estate Select Trust Inc. dated April 25, 2022 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “KREST,” “we,” “us,” or “our” refer to KKR Real Estate Select Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to update the Prospectus, including updating information with respect to our operations.

PLAN OF DISTRIBUTION

The following language is added immediately following the second sentence in the sole paragraph in the section of the Prospectus Summary titled “Distributor”, and is added at the end of the first paragraph of the section of the Prospectus titled “Plan of Distribution—Distributor”:

Such Selling Agents are authorized to designate other financial intermediaries to receive purchase orders and, if applicable, repurchase requests, from investors on behalf of the Fund and its Selling Agents.